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                                                                     EXHIBIT 4.6



         AMENDMENT NO. 1 TO FIRST AMENDED AND RESTATED RIGHTS AGREEMENT

THIS AMENDMENT NO. 1 TO FIRST AMENDED AND RESTATED RIGHTS AGREEMENT (this "Amendment"), dated as of April 14, 2004, is between Tom Brown, Inc., a Delaware corporation (the "Company"), and EquiServe Trust Company, N.A., as rights agent (the "Rights Agent").

         WHEREAS, the Company and American Stock Transfer & Trust Company of New York, a New York corporation, as predecessor rights agent, previously entered into that certain Rights Agreement dated as of March 5, 1991 (the "Initial Agreement"); and

         WHEREAS, EquiServe Trust Company, N.A. has become the successor Rights Agent in accordance with the terms of the Initial Agreement; and

         WHEREAS, the Company and EquiServe Trust Company, N.A., as successor Rights Agent, amended and supplemented the Initial Agreement, effective March 1, 2001; and

         WHEREAS, pursuant to Section 29 of the Rights Agreement, the Company and the Rights Agent desire to further amend the Rights Agreement as set forth below;

         NOW, THEREFORE, the Rights Agreement is hereby amended as follows:

         1. Amendment of Section 8.

         Paragraph (a) of Section 8 of the Rights Agreement is amended by (A) deleting the word "or" immediately preceding clause (iii) thereof and inserting a "," in lieu thereof, and (B) by adding a new clause (iv) immediately following clause (iii) thereof which shall read in its entirety as follows: "or (iv) immediately prior to the Effective Time (as defined in the Agreement and Plan of Merger, dated as of April 14, 2004, by and between EnCana Corporation, a Canadian corporation, the Company, and Plaza Acquisition II Corp., a Delaware corporation and wholly owned subsidiary of EnCana, as the same may be amended from time to time (the "Merger Agreement" )."

         2. Addition of New Section 36.

         The Rights Agreement is amended by adding a Section 36 thereof, to read as follows:

                  "Section 36. Exception For Merger Agreement. Notwithstanding any provision of this Agreement to the contrary, neither a Distribution Date nor a Shares Acquisition Date shall be deemed to have occurred, none of EnCana Corporation, Plaza Acquisition II Corp. or any of their Affiliates or Associates shall be deemed to have become an Acquiring Person, and no holder of any Rights shall be entitled to exercise such Rights under, or be entitled to any rights pursuant to, any of Sections 3, 8, 12 or 14 of this Agreement, in any such case by reason of

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                  (a) the approval, execution or delivery of the Merger
                  Agreement or any amendments thereof approved in advance by the Board of Directors of the Company or (b) the commencement or, prior to termination of the Merger Agreement, the consummation of any of the transactions contemplated by the Merger Agreement in accordance with the provisions of the Merger Agreement, including the Offer and the Merger (as defined in the Merger Agreement)."

         3. Effectiveness.

         This Amendment shall be deemed effective as of April 14, 2004 as if executed by both parties hereto on such date. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

         4. Miscellaneous.

         This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state. This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal, or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date set forth above.

                                         TOM BROWN, INC.


                                         By:    /s/ DANIEL G. BLANCHARD
                                             -----------------------------------
                                                    Daniel G. Blanchard
                                                    Executive Vice President

                                         EQUISERVE TRUST COMPANY, N.A.


                                         By: /s/ CAROL MULVEY-EORI
                                             -----------------------------------
                                         Name:   Carol Mulvey-Eori
                                         Title:  Managing Director